Exhibit 99.15

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEW ALBERTSON’S INC.

FROM AND AFTER THE

EFFECTIVE TIME

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

New Albertson’s Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is THE CORPORATION TRUST COMPANY.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 1.    The Corporation shall be authorized to issue 100 shares of capital stock, of which 100 shares shall be shares of Common Stock, $.01 par value (“Common Stock”).

Section 2.    Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE V

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board.

ARTICLE VII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VIII

The following shall apply with respect to indemnification of certain persons by the Corporation and with respect to elimination of certain liability of directors:

Section 1.    Indemnification of Certain Persons. The Corporation shall have power to indemnify any person, including present or former directors, officers, employees or agents of the Corporation or any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent permitted by the General Corporation Law of the State of Delaware. Such right of indemnification shall be in addition to all other rights to which those indemnified may be entitled under any statue, by-law, agreement, vote of stockholders or otherwise.

Section 2.    Elimination of Certain Monetary Liabilities of Directors. No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty by such director as a director, except for any matter in respect of which such director shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereof or shall be liable by reason that, in addition to any and all other requirements for such liability such director (i) shall have breached his or her duty of loyalty to the Corporation or its stockholders, (ii) in acting or in failing to act, shall not have acted in good faith or shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iii) shall have derived an improper personal benefit from the transaction in respect of which such breach of fiduciary duty occurred. Neither the amendment nor repeal of Section 2 of this Article VIII shall eliminate or reduce the effect of Section 2 of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for Section 2 of this Article VIII would accrue or arise, prior to such amendment or repeal.